SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                 Amendment No. 4

                                 SCHEDULE 14D-1
                                (FINAL AMENDMENT)

                   Tender Offer Statement Pursuant to Section
                14(d)(1) of the Securities Exchange Act of 1934,

                          Guaranty National Corporation
                            (Name of Subject Company)

                            Orion Capital Corporation
                                    (Bidder)

                     Common Stock, par value $1.00 Per Share
                         (Title of Class of Securities)

                                    401192109
                      (CUSIP Number of Class of Securities)

                            Michael P. Maloney, Esq.
                               9 Farm Springs Road
                          Farmington, Connecticut 06032
                                 (860) 674-6600
           (Name, address and telephone number of person authorized to receive notices and communications on behalf of bidder)

                                    Copy to:

                              John J. McCann, Esq.
                       Donovan Leisure Newton & Irvine LLP
                              30 Rockefeller Plaza
                            New York, New York 10112
                                 (212) 632-3000




                  This Statement is filed by Orion Capital Corporation ("Orion"). This Statement relates to the tender offer of Orion to purchase all outstanding shares of common stock, par value $1.00 per share (including any associated stock purchase rights) (the "Shares"), of Guaranty National Corporation, a Colorado corporation ("Guaranty"), for $36.00 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in Orion's Offer to Purchase dated November 5, 1997 (the "Original Offer to Purchase"), as supplemented by the Supplement to the Offer to Purchase dated December 1, 1997 (together referred to as the "Offer to Purchase") and the related Letter of Transmittal, which together with amendments or supplements thereto constitute the Offer (the "Offer"). The Offer terminated by its terms on the Expiration Date, December 5, 1997, at 12:00 midnight, New York City time.

                  The Offer was made pursuant to the Agreement and Plan of Merger dated October 31, 1997 between Orion and Guaranty, which also provides for the merger (the "Merger") of a wholly-owned subsidiary of Orion with and into Guaranty. The Merger became effective as of December 16, 1997, and each Share outstanding immediately prior to the time the Merger became effective, other than Shares as to which dissenters' rights of appraisal have been duly and timely asserted and perfected under the Colorado Business Corporation Act, and Shares held by Orion, its wholly-owned subsidiaries or Guaranty, was converted into the right to receive $36.00 in cash per Share, without interest, all as more fully described in the Offer to Purchase referred to herein.

                  This Statement further amends the Schedule 14D-1 by incorporating herein by reference the press release dated December 16, 1997 of Orion attached hereto as Exhibit (a)(13). This Statement also amends Items 6, 7, 10 and 11 of the Schedule 14D-1 of Orion dated November 5, 1997 previously amended by Amendment No. 1 dated December 1, 1997, Amendment No. 2 dated December 8, 1997 and Amendment No. 3 dated December 9, 1997 (as heretofore and hereby amended, the "Schedule 14D-1"). Except as otherwise indicated herein, the Schedule 14D-1 remains unchanged in all respects. Capitalized terms not defined herein are deemed defined as set forth in the Offer to Purchase, as previously supplemented, and the Schedule 14D-1.

Item 6.      Interest in Securities of the Subject Company.

                  The information set forth in Item 6 of the Schedule 14D-1 is hereby supplemented as follows:

                  Orion has purchased 2,884,526 Shares. Based on its final tabulation, State Street Bank and Trust Company, the depositary for the Offer, has informed Orion that 2,884,526 Shares were validly tendered and not withdrawn pursuant to the Offer (including 129,223 Shares tendered by means of notices of guaranteed delivery).

                  On December 6, 1996, effective as of 12:01 a.m., Orion accepted for payment 2,884,526 Shares validly tendered and not withdrawn prior to the expiration of the Offer, which, together with the 12,129,942 Shares then owned by Orion and certain of Orion's wholly-owned subsidiaries, represented approximately 99.4% of the Shares currently outstanding.

Item 7. Contracts, Arrangements, Understandings or Relationships with Respect to the Subject Company's Securities.

                  The information set forth in the press release of Orion dated December 16, 1997, a copy of which is attached hereto as Exhibit (a)(13), is incorporated herein by reference.

Item 10.     Additional Information.

                  Whether or not specifically referenced in response to Items of this Statement, the information contained in the press release dated December 16, 1997, a copy of which is attached hereto as Exhibit (a)(13), is hereby incorporated herein by reference.

Item 11.     Material to be filed as Exhibits

                  (a)(13)  Press release dated December 16, 1997.





                                    SIGNATURE

                  After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

  Dated:  December 16, 1997

                                          ORION CAPITAL CORPORATION


                                          By:      /s/ Michael P. Maloney
                                          Name:    Michael P. Maloney
                                          Title:   Senior Vice President,
                                                     Secretary and
                                                     General Counsel

                                  EXHIBIT INDEX

          (a)(13) Press release of Orion dated December 16, 1997.